Exhibit 5.1

Linklaters LLP World Trade Centre Amsterdam Zuidplein 180 1077 XV Amsterdam Telephone (31 20) 799 6200 Facsimile (31 20) 799 6300

To:

ING Groep N.V.

Bijlmerdreef 106

1102 CT Amsterdam

The Netherlands

9 September 2025

ING Groep N.V. (the “Company”) – SEC Registration of U.S.$1,500,000,000 7.000% Perpetual Additional Tier 1 Contingent Convertible Capital Securities (the “Securities”)

1

We have acted as Dutch legal advisers to the Company in connection with the registration (the “Registration”) by the Company under the United States Securities Act of 1933 (as amended) (the “Securities Act”) of the Securities, which are convertible into ordinary shares in the capital of the Company (“Ordinary Shares” and the Ordinary Shares to be issued on conversion of the Securities, the “Conversion Shares”).

2

This opinion is limited to Dutch law as applied by the Dutch courts and published in print and in effect on the date of this opinion, excluding tax law, the laws of the European Union (insofar as not implemented or incorporated in Dutch law), market abuse and competition (including state aid) and procurement laws. This opinion is given on the basis that we undertake no responsibility to notify any addressee of this opinion of any change in Dutch law after the date of this opinion. It is given in accordance with customary Dutch legal practice and on the basis that it and all matters relating to it will be governed by and construed in accordance with Dutch law. In this opinion, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The Dutch concepts concerned may not be identical to the concepts described by the English terms as they may exist or be interpreted under the laws of jurisdictions other than the Netherlands.

3

For the purpose of this opinion we have examined the documents listed and, where appropriate, defined (together with certain other terms used herein) in the Schedule to this letter. Our examination has been limited to the text of the documents. In addition, we have obtained the following confirmations given by telephone or otherwise on the date of this opinion:

3.1	Confirmation from the Chamber of Commerce that the Trade Register Extract is up to date in all respects material for this opinion.

3.2

Confirmation from the central insolvency register (centraal insolventieregister) that the Company is not registered as having been declared bankrupt (failliet verklaard) or granted suspension of payments (surseance verleend) or preparing a public pre-insolvency scheme (openbare akkoordprocedure).

This communication is confidential and may be privileged or otherwise protected by work product immunity.

Linklaters LLP is a limited liability partnership registered in England and Wales with registered number OC326345. It is a law firm authorised and regulated by the Solicitors Regulation Authority. The term partner in relation to Linklaters LLP is used to refer to a member of Linklaters LLP or an employee or consultant of Linklaters LLP or any of its affiliated firms or entities with equivalent standing and qualifications. A list of the names of the members of Linklaters LLP together with a list of those non-members who are designated as partners and their professional qualifications is open to inspection at its registered office, One Silk Street, London EC2Y 8HQ, England or on www.linklaters.com and such persons are either solicitors, registered foreign lawyers or European lawyers. Linklaters LLP is also registered with the Dutch Trade Register of the Chamber of Commerce under number 34367130.

Please refer to www.linklaters.com/regulation for important information on our regulatory position.

4	We have assumed the following:

4.1	All copy documents conform to the originals and all originals are genuine and complete.

4.2

Each signature is the genuine signature of the individual concerned and, if an electronic signature (elektronische handtekening), it was placed by the person whose electronic signature it purports to be or upon such person’s instruction.

4.3

All documents were at their date, and have through the date hereof remained, accurate, complete and in full force and effect without modification, and have been or will have been executed in the same form as examined by us for the purposes of this opinion and, in the case of the Securities, authenticated, effectuated (where required), issued, accepted and paid for in compliance with the Indenture. All confirmations referred to in paragraph 3 are true.

4.4

The Company has not (i) had its assets placed under administration (onder bewind gesteld), (ii) been dissolved (ontbonden), merged (gefuseerd) or split up (gesplitst), (iii) been subjected to any prevention, intervention or resolution measure or any recovery or resolution tool, power, action or other measure or proceeding however described under or pursuant to the Dutch Financial Supervision Act (Wet op het financieel toezicht) or applicable European regulation (including without limitation Directive 2014/59/EU of 15 May 2014 establishing a framework for the recovery and resolution of credit institutions (the Bank Recovery and Resolution Directive) or Regulation (EU) No. 806/2014 (the Single Resolution Mechanism Regulation)) (collectively, “Measures”) or any one of the reorganisation measures or winding-up proceedings meant in Directive 2001/24/EC of 4 April 2001 on the Reorganisation and Winding-Up of Credit Institutions or (iv) registered itself as preparing for a pre-insolvency scheme (akkoord) or been subjected to any one of the insolvency and winding-up proceedings listed in Annex A to Regulation (EU) 2015/848 on insolvency proceedings (recast) or to the appointment of a restructuring expert (herstructureringsdeskundige) (“Insolvency Proceedings”, including, inter alia, bankruptcy (faillissement)).

4.5

The entry into and performance of the Indenture and the transactions contemplated thereby, including the issue of the Securities, are conducive to the corporate objects and in the interest of the Company.

4.6

The Minutes or extracts therefrom referred to in the Schedule are a true record of proceedings in duly convened, constituted and quorate meetings described therein and the resolutions set out therein or in the approval and notification papers and emails referred to in the Schedule have been validly passed, all resolutions comply with the requirements of reasonableness and fairness (redelijkheid en billijkheid) under Dutch law, and any conditions and limitations contained therein have been or will have been complied with.

4.7	No advice is required from any works council in connection with the Company’s entry into and performance of the Indenture and issue and performance of the Securities.

4.8

The Indenture has been, and any powers of attorney and the Securities (and where required the Conversion Shares or any document signed by the Company evidencing the issue of the Conversion Shares) have been or will have been, signed on behalf of the Company by two members of its management board acting jointly or by a member of its management board acting jointly with an authorised representative as referred to in article 22.3 of its articles of association or by a person or persons duly authorised to do so under a valid power of attorney, if in facsimile with the approval of the signatory.

4.9

No member of the Company’s management board or supervisory board has a conflict of interest (tegenstrijdig belang) with respect to the Registration, the Securities or the Indenture (or the transactions contemplated thereby).

4.10

All documents and their entry into and performance are within the capacity and powers (corporate and otherwise) of, and have been or will have been validly authorised, entered into and duly performed by, each party thereto other than the Company.

4.11

All documents (including the Securities), including any governing law and submission to jurisdiction provisions contained therein, are valid, binding and enforceable on each party (including the Company) under the law to which they are expressed to be subject where that is not Dutch law, and under any applicable law other than Dutch law. Words and phrases used in those documents have the same meaning and effect as they would if those documents were governed by Dutch law.

4.12

Insofar as any obligation of the Company under the Indenture, the Securities or the Conversion Shares falls to be performed in, or is otherwise affected by the laws of, any jurisdiction other than the Netherlands, its performance would not be illegal or ineffective under the laws of that jurisdiction.

4.13

There are no provisions of any law, other than Dutch law, which may apply to the Securities, the Conversion Shares or the Indenture (or the transactions contemplated thereby) or to any power of attorney issued by the Company, which would affect this opinion.

4.14

The Company does not and will not come to qualify as a bank within the meaning of the Financial Supervision Act or credit institution as defined in Council Regulation (EU) No 575/2013, as amended (the Capital Requirements Regulation).

5	In our opinion:

5.1	The Company has been incorporated and is existing as a limited liability company (naamloze vennootschap) under Dutch law.

5.2	The Company has the corporate power to issue and perform the Securities.

5.3	The Company has taken all necessary corporate action to authorise the issue of the Securities.

5.4

Under Dutch law and in accordance with and subject to Regulation (EC) No 593/2008 on the law applicable to contractual obligations (the “Rome I Regulation”), the choice of New York law as the governing law of the Indenture and the Securities (with the exception of Article 12 of the Original Indenture and Article VII of the Supplemental Indenture, the “Dutch Law Provisions”) is recognised as a valid choice of law, and accordingly New York law governs the validity, binding effect and enforceability of the Indenture and the Securities (with the exception of the Dutch Law Provisions) against the Company.

5.5

Under Dutch law and in accordance with and subject to the Rome I Regulation, the choice of Dutch law as the governing law of the Dutch Law Provisions is recognised as a valid choice of law, and under Dutch law the Dutch Law Provisions are valid, binding and enforceable.

6	This opinion is subject to any matters not disclosed to us and to the following qualifications:

6.1

The term “enforceable” as used above, or any other reference by whatever term to enforcement, means that the obligations assumed by the relevant party under the relevant document are of a type which the Dutch courts enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. We do not express any opinion as to whether specific performance or injunctive relief would be available.

6.2

This opinion is limited by, and therefore we do not express any opinion or statement as to the consequences of, any Insolvency Proceeding, Measure, resolution, insolvency, liquidation (ontbinding en vereffening), reorganisation, fraudulent conveyance (Actio Pauliana) and other laws relating to or affecting the rights of creditors (including statutory preferences), and any sanctions and measures implemented or effective in the Netherlands under the Sanctions Act 1977 (Sanctiewet 1977) or European Union regulations or otherwise by international sanctions.

6.3

Under Dutch law, a power of attorney does not preclude the principal from performing the legal acts covered by the power of attorney and can be made irrevocable only insofar as it is granted for the purpose of performing a legal act in the interest of the attorney or a third party and subject to any amendments made or limitations imposed by the court on serious grounds (gewichtige redenen).Each power of attorney (volmacht) or mandate (lastgeving), whether or not irrevocable, granted by a company, will terminate by force of law and without notice, upon bankruptcy of the company or the death of or termination by the attorney or the attorney being placed under guardianship or the attorney being disqualified as a director of the company, and will cease to have effect upon the company having been granted a suspension of payments or subjected to Measures. This qualification would also apply to the extent that the appointment of a process agent or other agent were to be deemed to constitute a power of attorney or a mandate.

6.4

Under Dutch law, when applying Dutch law as the law governing the Dutch Law Provisions, effect may be given to the overriding mandatory provisions of the law of the country where the obligations arising out of the Dutch Law Provisions have to be or have been performed, in so far as those provisions render the performance of the Dutch Law Provisions unlawful, and regard shall be had to the law of the country in which performance takes place in relation to the manner of performance and the steps to be taken in the event of defective performance.

6.5	A provision of an agreement which stipulates that certain documents or determinations are conclusive, final or binding may not be enforceable in all circumstances.

6.6	A provision in an agreement requiring, forbidding or restricting a company to take any action that falls within the powers of its general meeting, or similar corporate body, may not be enforceable.

6.7	We do not express any opinion as to any “deemed” action or absence thereof.

6.8

The rights and obligations of parties under the Dutch Law Provisions may be affected by general rules of Dutch law such as (i) the principles of reasonableness and fairness (redelijkheid en billijkheid) and modification on grounds of unforeseen circumstances (onvoorziene omstandigheden), (ii) avoidance on grounds of intimidation (bedreiging), deceit (bedrog) or abuse of circumstances (misbruik van omstandigheden) and (iii) force majeure (niet-toerekenbare tekortkoming of overmacht), the right to suspend performance (opschortingsrecht) or dissolve (ontbinding) a contract if the other party is in default in respect of its obligations, the right to set off (verrekening) and the right to avoid a contract on grounds of mistake (dwaling).

6.9

To the extent Dutch law applies, an indemnity will not be enforceable if the damage, loss, cost, liability or expense against which a person or legal entity is indemnified is a result of wilful misconduct or gross negligence of such person or entity or if such person or entity did not act in good faith.

6.10	Under Dutch law any term of an agreement may be amended orally or by conduct by the parties despite any provision in the agreement to the contrary.

6.11

Under Dutch law any provision of an agreement on partial nullity may not be effective if the remaining provisions of the agreement, having regard to the contents and intent of the agreement, are indissolubly connected to the part that is or has become null and void.

6.12

Dutch law does not know the concept of trust as this is known under common law, nor the concept of suspense account, and we do not express any opinion in respect thereof. Any provision pursuant to which moneys or goods are to be held in trust by one party for another party or are to be segregated from the other assets of the party concerned (or provisions having a similar intended effect) may not be enforceable in the Netherlands.

6.13

To the extent Dutch law applies, any provision to the effect that no holder of a Security shall have any right to institute any action or proceeding, judicial or otherwise, with respect to the Securities or the Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, may not be enforceable in all circumstances.

6.14

To the extent Dutch law applies, any provision to the effect that in any proceedings initiated by the Trustee, the Trustee shall be held to represent all holders of the Securities to which such proceedings relate, and that it shall not be necessary to make any holders of Securities party to such proceedings, may not be enforceable in all circumstances.

6.15

The enforcement in the Netherlands of the Indenture, the Securities and foreign judgments will be subject to Dutch rules of civil procedure. A Dutch court may mitigate amounts due in respect of litigation and collection costs.

6.16	A Dutch court may decline jurisdiction if concurrent proceedings are being brought elsewhere. We express no opinion on competing judgments resulting from any concurrent proceedings.

6.17	Claims may become barred by limitation periods or may be or become subject to set-off or counterclaim.

6.18	The admissibility of a choice of jurisdiction (such as for courts in the United States) and the procedural consequences of such choice are determined by the laws of the chosen jurisdiction.

6.19

In proceedings before a court of the Netherlands the service of process against the Company other than by personal delivery by a bailiff of the courts of the Netherlands (gerechtsdeurwaarder) and in accordance with the applicable treaties will not be considered by the court to constitute valid service of process, notwithstanding any provision to the contrary in the Indenture. It is further noted that there is no Dutch authoritative case law on recognition of a foreign decision in the Netherlands (either within or outside Regulation (EU) No. 1215/2012 of the European Parliament and of the Council of 12 December 2012 on Jurisdiction and the Recognition and Enforcement of Judgments in Civil and Commercial Matters) in the case that service of process has only been performed at the domicile of a process agent and not at the domicile of the defendant. In such case there is a risk that the Dutch court, if the defendant failed to appear in the foreign court, will decide that no proper service of process has taken place, and deny recognition of the foreign decision in the Netherlands.

6.20

To the extent that Dutch law applies to the transfer of title to a Security or a Conversion Share, this requires delivery (levering) pursuant to a valid agreement (geldige titel) by a transferor who has power to pass on title to that Security or Conversion Share (beschikkingsbevoegdheid).

6.21

To the extent that Dutch law is applicable to the Securities or any transfer thereof, any provision to the effect that the holder or registered holder of a Security may be treated as the absolute owner thereof or solely entitled thereto may not be enforceable in all circumstances.

6.22	We do not express any opinion as to any co-ownership interest in, or transfer of, any Security (or any Conversion Share).

6.23

To the extent that the provisions of the Indenture or the Securities are general conditions (algemene voorwaarden) within the meaning of Section 6:231 of the Dutch Civil Code, a holder of a Security may nullify (vernietigen) a provision therein if (i) the Company has not offered the holder of the Security a reasonable opportunity to examine the same or (ii) the provision, having regard to all relevant circumstances, is unreasonably onerous (onredelijk bezwarend) to the holder of the Security.

6.24

We do not express any opinion as to the capital adequacy or other regulatory treatment or resolution treatment of the Securities. It is further noted that if conversion of the Securities would result in a holder thereof (i) coming to hold (directly or indirectly) a qualifying holding (gekwalificeerde deelneming), or (ii) acquiring (directly or indirectly) control (zeggenschap), in ING Bank N.V., such holder may need to notify, or obtain approval from, the competent authorities. Any conversion of the Securities into Conversion Shares will be also governed by Dutch corporate law.

6.25

It should be understood that we have not been responsible for investigating or verifying the accuracy of the facts or the reasonableness of any statements of belief or opinion contained in the Prospectus or the Prospectus Supplement, or that no material facts have been omitted from such documents. We express no opinion as to whether the Prospectus or the Prospectus Supplement contains all the information that would have been required by Regulation (EU) 2017/1129 and the rules and regulations promulgated thereunder if they were applicable.

6.26

The Trade Register Extract and the confirmations referred to in paragraph 3 do not provide conclusive evidence that the information set out in the Trade Register Extract is correct or that the Company has not become the subject of an Insolvency Proceeding or Measure.

6.27	We do not express any opinion as to facts.

7

This opinion is addressed to you solely for your benefit in connection with the Registration. It is not to be transmitted to anyone else or for any other purpose or quoted or referred to in any public document or filed with anyone without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Prospectus Supplement and to the reference to us made under the heading “Validity of securities” in the Prospectus Supplement. In giving this consent we do not admit that we are within the category of persons whose consent is required within Section 7 of the Securities Act or the rules and regulations of the United States Securities and Exchange Commission thereunder.

Yours faithfully

/s/ Linklaters LLP

Linklaters LLP

Schedule

1

An electronic certified copy of an extract from the trade register obtained from the chamber of commerce (the “Chamber of Commerce”) regarding the Company dated 8 September 2025 (the “Trade Register Extract”).

2

A copy of a notarial copy of the Company’s deed of incorporation dated 21 January 1991 and of its articles of association as most recently amended on 12 May 2022, both as obtained from and according to the Chamber of Commerce.

3

A print-out of an electronic copy of the agenda and explanatory notes thereto for the general meeting (algemene vergadering) of the Company held on 22 April 2024 and of the minutes of such meeting (the “Minutes”) referring to resolutions adopted by the Company’s general meeting in such meeting, including the resolution on agenda item 8B to designate the Company’s management board (bestuur) as the corporate body authorised to resolve, subject to the approval of the Company’s supervisory board (raad van commissarissen), to issue Ordinary Shares and grant rights to subscribe for Ordinary Shares up to a maximum of 10% of the issued share capital of the Company as at 22 April 2024 and to exclude all pre-emptive rights (voorkeursrechten) in respect thereof.

4

A print-out of an electronic copy of an extract of the approvals and notifications paper submitted to the management board of the Company for its meeting held on 27 January 2025 including resolutions to be adopted by the Company’s management board in such meeting (including, inter alia, the issuance of AT1 securities and ordinary shares upon conversion and exclusion of pre-emptive rights relating thereto) and of an e-mail from the Corporate Secretary to the Company’s executive board and management board dated 12 February 2025 confirming such approval by the Company’s management board; and a copy of an e-mail from the Corporate Secretary to the Company’s supervisory board dated 13 February 2025 confirming the approval by the supervisory board of the Company during its meeting held on 5 February 2025 of the aforementioned resolutions adopted by the Company’s management board.

5

A print-out of an electronic copy of the registration statement on Form F-3 of the Company dated 24 April 2025 as filed with the United States Securities and Exchange Commission, in relation to, inter alia, capital securities and Ordinary Shares, including a prospectus (the “Prospectus”), but excluding any documents incorporated by reference in it and any exhibits to it.

6	A print-out of an electronic copy of a prospectus supplement dated 2 September 2025 of the Company in relation to the Securities (the “Prospectus Supplement”).

7

A print-out of an electronic copy of an executed capital securities indenture dated as of 16 April 2015 (the “Original Indenture”) between the Company as issuer and The Bank of New York Mellon London Branch as trustee (the “Trustee”), as supplemented and amended by a fifth supplemental indenture between the same parties dated 9 September 2025 (the “Supplemental Indenture” and together with the Original Indenture, the “Indenture”) relating to the Securities, including the terms and conditions of the Securities.

References to “documents” are to any and all documents mentioned in this Schedule including the Securities, unless the context requires otherwise.